Exhibit 10.1 3

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Agreement and Plan of Merger and Reorganization

By and Among:

HARVEST HEALTH & RECREATION, INC.,

a British Columbia, Canada Corporation

Harvest California Acquisition Corp.,

a Delaware Corporation

Falcon International Corp.,

a Delaware Corporation

and

The Shareholders of

Falcon International Corp.

(for the limited purposes as set forth herein)

Dated as of February 14, 2019

i

ii

iii

EXHIBITS AND SCHEDULES

Disclosure Schedules

Exhibit A	Counterpart Signature Page
Exhibit B	Financing Share Price Calculator
Exhibit C	Applicable Percentages of Company Stockholders

iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of February 14, 2019 (the “Effective Date”), by and among HARVEST HEALTH & RECREATION, INC., a corporation organized under the laws of British Columbia, Canada (the “Parent”), Harvest California Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Falcon International, Corp., a Delaware corporation (the “Company”), and each of the shareholders of the Company who executes a counterpart signature to this Agreement in the form attached hereto as Exhibit A (each a “Company Stockholders” and collectively, the “Company Stockholders”), for the limited purposes as set forth herein. The Parent, Merger Sub, the Company and the Company Stockholders may be collectively referred to herein as the “Parties” and individually as a “Party.”)

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and its respective stockholders, that Parent and the Company combine in order to advance the long-term business strategies of Parent and the Company;

WHEREAS, the Board of Directors of the Company has determined that the merger of Merger Sub with and into the Company with the Company being the surviving entity therein (the “Merger”) and this Agreement are fair to, and in the best interests of, the Company and the Company Stockholders;

WHEREAS, the Board of Directors of Parent has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, Parent and the holders of the Parent Capital Stock;

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the Merger on the terms and conditions contained in this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL (as defined below) and the Certificate of Incorporation and Bylaws of Merger Sub; and

WHEREAS, the Company Stockholders, have approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of the Company; and

WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a “reorganization” within the meaning of the Code (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Definitions

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

(a) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b) “Accredited Investor” has the meaning set forth in Section 3.21(a).

(c) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Agreement” has the meaning set forth in the preamble.

(e) “Applicable Percentage” has the meaning set forth in Section 2.10(b)(i).

(f) “Articles of Merger” has the meaning set forth in Section 2.02.

(g) “Benefit Plan” has the meaning set forth in Section 3.17(a).

(h) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Vancouver, British Columbia or New York, New York are authorized or required by Law to be closed for business.

(i) “Cannabis Products” means Company Cannabis Inventory converted into any products or derivative products.

(j) “Canyon Site Landlord” means the owner of the real property and improvements consisting of the former “Mor Furniture” site located at 67-555 E. Palm Canyon Drive in Cathedral City, California.

(k) “Canyon Subsidiaries” means A1 Canyon, LLC, B1 Canyon, LLC, C1 Canyon, LLC, D1 Canyon, LLC, E1 Canyon, LLC, F1 Canyon, LLC and G1 Canyon LLC, each a Delaware limited liability company.

(l) “Cap” has the meaning set forth in Section 8.06(c).

(m) “Closing Date” has the meaning set forth in Section 2.02.

(n) “Closing” has the meaning set forth in Section 2.02.

(o) “Code” means the Internal Revenue Code of 1986, as amended.

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(p) “Company” has the meaning set forth in the recitals.

(q) “Company Board” means the Board of Directors of the Company.

(r) “Company Cannabis Inventory” means living plants and bagged inventory of flower, trim, and other cannabis materials, including Cannabis Products, all in possession of the Company on the Closing Date.

(s) “Company Capitalization Table” has the meaning set forth in Section 3.02(a).

(t) “Company Common Stock” has the meaning set forth in Section 3.02.

(u) “Company Intellectual Property” has the meaning set forth in Section 3.11(a).

(v) “Company Party Default” has the meaning set forth in Section 7.02(a).

(w) “Company Major Stockholders” means Kane Concepts, LLC and MK Point, LLC.

(x) “Company Stockholders” has the meaning set forth in the recitals.

(y) “Company Stockholders’ Basket Exclusions” has the meaning set forth in Section 8.06(b).

(z) “Company Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.03 of the Disclosure Schedules and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

(aa) “Company Surviving Representations” has the meaning set forth in Section 8.01(a).

(bb) “Contemplated Transactions” means the transactions contemplated by this Agreement, together with the transactions contemplated by any of the other Transaction Documents.

(cc) “Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

(dd) “Convertible Securities” has the meaning set forth in Section 2.026(b)(iv).

(ee) “CSE” means the Canadian Securities Exchange.

(ff) “Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company Stockholders or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.

(gg) “DGCL” means the Delaware General Corporation Law, as the same may be amended from time to time.

(hh) “Direct Claim” has the meaning set forth in Section 8.04(c).

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(ii) “Disclosure Schedules” means the Disclosure Schedules delivered concurrently with the execution and delivery of this Agreement.

(jj) “Dispute” has the meaning set forth in Section 9.10(a).

(kk) “Dollars” or “$” means the lawful currency of the United States.

(ll) “Effective Date” has the meaning set forth in the recitals.

(mm) “Effective Time” has the meaning set forth in Section 2.02.

(nn) “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of US$[***] or more.

(oo) “Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally (b) general principles of equity and (c) solely to the extent predicated on the United States Controlled Substances Act and other federal laws relating to the legality of cannabis products, legality of any applicable Contract.

(pp) “Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(qq) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(rr) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ss) “Exchange Shares” has the meaning set forth in Section 2.026.

(tt) “Interim Balance Sheet” has the meaning set forth in Section 3.05.

(uu) “Financing Share Price” has the meaning set forth in Section 2.026.

(vv) “Financing Transaction” has the meaning set forth in Section 2.026.

(ww) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(xx) “Governmental Authority” means any provincial, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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(yy) “Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(zz) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(aaa) “Indebtedness” means without duplication (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees which would be payable in connection therewith), (a) all indebtedness for borrowed money or in respect of loans or advances, (b) all obligations for deferred purchase price of property or services (other than accounts payable incurred in the Ordinary Course of Business aged no more than ninety (90) days), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business), (d) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit, bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (e) all obligations as lessee under any arrangement required to be recorded as a capital lease in accordance with GAAP, (f) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any Liabilities pursuant to any off balance sheet financing; (h) all guarantees with respect to any indebtedness or obligation of any other Person of a type described in clauses (a)-(g) above, (i) all indebtedness and obligations of any other Person of a type described in clauses (a)-(h) above resulting in any Lien or other claim against the Company Common Stock or the assets the Company; provided that Indebtedness shall not include any inter-company indebtedness between or among subsidiaries of the Company and, provided further, that Indebtedness shall not include any amounts that are owed to Parent or any Affiliate of Parent (including without limitation the amounts described in Sections 5.03(a) and (b)).

(bbb) “Indemnified Party” has the meaning set forth in Section 8.03(f)4.

(ccc) “Indemnifying Party” has the meaning set forth in Section 8.03(f).

(ddd) “Insurance Policies” has the meaning set forth in Section 3.14.

(eee) “Intellectual Property Registrations” has the meaning set forth in Section 3.11(b).

(fff) “Intellectual Property” has the meaning set forth in Section 3.11(a).

(ggg) “Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

(hhh) “Inventory Report” has the meaning set forth in Section 3.12.

(iii) “Knowledge of the Company” means the current actual knowledge of James Kunevicius or Edlin Kim.

(jjj) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority (other than the United States Controlled Substances Act and other United States federal laws, rules and regulations relating to cannabis products).

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(kkk) “Lease” or “Leases” has the meaning set forth in Section 3.09(b).

(lll) “Liability” or “Liabilities” has the meaning set forth in Section 3.06.

(mmm) “Licensed Intellectual Property” has the meaning set forth in Section 3.11(a).

(nnn) “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(ooo) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company Stockholders to consummate the Contemplated Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

(ppp) “Material Contracts” has the meaning set forth in Section 3.08(a).

(qqq) “Merger Consideration” has the meaning set forth in Section 2.06(a).

(rrr) “Merger Sub” has the meaning set forth in the preamble.

(sss) “Notice of Dispute” has the meaning set forth in Section 9.10(b).

(ttt) “Multiple Voting Shares” has the meaning set forth in Section 8.04(c)(a).

(uuu) “Options” has the meaning set forth in Section 2.026(b)(iii).

(vvv) “Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person.

(www) “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

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(xxx) “Parent” has the meaning set forth in the preamble.

(yyy) “Parent Board” means the Board of Directors of Parent.

(zzz) “Parent Capital Stock” has the meaning set forth in Section 4.03(a).

(aaaa) “Parent Default” has the meaning set forth in Section 7.01.

(bbbb) “Parent Indemnification Liabilities” has the meaning set forth in Section 8.06(d).

(cccc) “Parent Indemnitees” has the meaning set forth in Section 8.02.

(dddd) “Parent’s Basket Exclusions” has the meaning set forth in Section 8.06(a).

(eeee) “Parent’s Surviving Representations” has the meaning set forth in Section 8.01(a).

(ffff) “Parties” has the meaning set forth in the recitals.

(gggg) “Party” has the meaning set forth in the recitals.

(hhhh) “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(iiii) “Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

(jjjj) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(kkkk) “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(llll) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(mmmm) “Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

(nnnn) “Preferred Shares” has the meaning set forth in Section 8.04(c)4.03(a).

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(oooo) “Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

(pppp) “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(qqqq) “Requirements of Law” means, as to any Person, any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority (other than the United States Controlled Substances Act and other United States federal laws, rules and regulations relating to cannabis products), in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject, or pertaining to any or all of the Contemplated Transactions or referred to herein.

(rrrr) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ssss) “Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

(tttt) “Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

(uuuu) “Super Voting Shares” has the meaning set forth in Section 4.03(a).

(vvvv) “Surviving Corporation” has the meaning set forth in Section 2.01.

(wwww) “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(xxxx) “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(yyyy) “Third Party Claim” has the meaning set forth in Section 8.04(a).

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(zzzz) “Transaction Documents” means this Agreement and any other document, certificate or agreement to be delivered hereunder.

(aaaaa) “Union” has the meaning set forth in Section 3.18(b).

(bbbbb) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Subordinate Voting Shares are then listed or quoted on the CSE, the daily volume weighted average price of the Subordinate Voting Shares for such date (or the nearest preceding date) on the CSE (based on a Business Day from 9:30 a.m. (Eastern time) to 4:00 p.m. (Eastern time)), (b) if the Subordinate Voting Shares are not then listed or quoted for trading on the CSE and if prices for the Subordinate Voting Shares are then reported on another stock exchange, the most recent bid price per share of the Subordinate Voting Shares so reported, or (c) in all other cases, the fair market value of a share of Subordinate Voting Shares as determined by an independent appraiser selected by the Parent, the fees and expenses of which shall be paid by the Parent.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

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(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II
Merger and Closing

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger.

Section 2.02 Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place on the earlier of (i) the Business Day immediately following the completion of the Financing Transaction or (ii) February 28, 2019 (or March 31, 2019 or May 31, 2019, if Parent elects to extend the Termination Date to May 31, 2019 pursuant to Section 5.09(c)) and satisfaction or waiver (by the Party for whose benefit the condition exists) of the conditions to closing as set forth in Article VI or on such other date and at such other time and place as the Parties shall agree in writing (the “Closing Date”), by electronic delivery, overnight delivery, and wire transfers. At the Closing the Parties shall cause the Merger to be consummated by filing of Articles of Merger (the “Articles of Merger”) with the Secretary of State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Delaware, or at such other time as the parties hereto agree shall be specified in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”). At the Closing, the Company shall deliver to Parent and Parent shall deliver to the Company or the Company Stockholders, as applicable, such documents as contemplated by Section 2.10(a), Section 2.10(b) and Section 2.10(c), respectively.

Section 2.03 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation;

(b) The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law; and

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(c) The Bylaws of the Company shall be the Bylaws of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law.

Section 2.04 Conversion of the Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) The shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Merger Consideration, described in Section 2.06; and

(b) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 2.04(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and the Company Stockholders shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms herein.

Section 2.05 Merger Sub Stock. At the Effective Time, all outstanding shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, collectively, one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.06 Merger Consideration.

(a) On the terms and subject to the conditions set forth in this Agreement, including, and in reliance on the representations, warranties and covenants of the parties hereto, the aggregate consideration to be paid to the Company Stockholders in the Merger shall be One Hundred Fifty Five Million US Dollars (US$155,000,000) payable on the Closing Date (the “Merger Consideration”). The Merger Consideration shall be paid on the Closing Date in Multiple Voting Shares of the Parent. The number of Multiple Voting Shares to be issued on the Closing Date (the “Exchange Shares”) shall be determined as follows:

(i) If the Financing Transaction has not been consummated on or prior to the Closing Date, the number of Exchange Shares shall be determined by dividing the amount of the Merger Consideration (adjusted to Canadian dollars by multiplying the total Merger Consideration by the daily average exchange rate published by the Bank of Canada on the date immediately prior to the Closing Date) by 100 times the lower of (A) the closing price of the Parent’s Subordinate Voting Shares on the CSE on the Business Day prior to the date of public announcement of this Agreement (the “Announcement Date Price”); or (B) a price equal to the greater of (I) the closing price of the Parent’s Subordinate Voting Shares on the CSE on the Business Day prior to the Closing Date (the “Closing Date Price”), or (II) 85% of the Announcement Date Price.

(ii) If the Financing Transaction has been consummated on or prior to the Closing Date, the number of Exchange Shares shall be determined by dividing the amount of the Merger Consideration (adjusted to Canadian dollars by multiplying the total Merger Consideration by the daily average exchange rate published by the Bank of Canada on the Business Day immediately prior to the public announcement of the Financing Transaction) by 100 times the Financing Share Price (as hereinafter defined) (the “Conversion Price”).

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(b) Certain Definitions.

(i) “Financing Share Price” means the “Equity Component Per Share,” (cell E30 on the Financing Share Price Calculator) as the Equity Component Per Share amount is calculated using that certain Microsoft Excel spreadsheet entitled Pacesetter premium analysis Falcon (Feb.4.19).xlsx and attached hereto as Exhibit B (the “Financing Share Price Calculator”) plus 0.25 times the “Cash Component per share” (cell E29 on the Financing Share Price Calculator) using the closing price of the Investor’s closing price on the date of public announcement of the Financing Transaction (the “Cheetah close price” cell E25) and the applicable US$ to CA$ exchange rate (cell E2) as the sole input variables for “HARV’s Reference Price for Exchange Ratio” (cell E7 on the Financing Share Price Calculator).

(ii) “Financing Transaction” means a transaction whereby the Parent enters into a merger, acquisition or sale of stock or assets (in which the Parent may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction with the counterparty (or its Affiliate) previously identified in a separate written notice delivered by Parent on or prior to the Effective Date, pursuant to which the Parent sells or grants any Options, Convertible Securities, or any Subordinate Voting Shares to a third party (the “Investor”) resulting in gross proceeds to the Parent or its shareholders of at least US$[***].

(c) The Merger Consideration shall be represented by one or more certificates or may be uncertificated, at the election of the Parent and shall be made only in whole shares of Parent’s Multiple Voting Shares, and any fractional Multiple Voting Shares shall be rounded down to the nearest whole share of Multiple Voting Shares.

Section 2.07 Exchange Procedures. Upon the Effective Time, the Company Stockholders shall deliver and surrender to Parent the Certificate representing the Company Stockholders’ shares of the Company Common Stock duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to the Parent, and thereafter the Company Stockholders shall be entitled to receive the Merger Consideration in exchange therefor.

Section 2.08 No Further Ownership Rights in the Company Common Stock. All shares of Parent Capital Stock issued upon conversion of shares of the Company Common Stock in accordance with the terms of this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time.

Section 2.09 Stock Transfer Books. On the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of the Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the Company Stockholders shall cease to have any rights with respect to such shares of the Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Parent for any reason shall be converted into the Merger Consideration with respect to the shares of the Company Common Stock formerly represented thereby.

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Section 2.10 Closing Actions and Deliverables. At the Closing, and contingent thereon, the Parties shall deliver, and shall undertake such actions as to accomplish, the following:

(a) The Company and the Company Shareholders shall deliver to Parent:

(i) The Articles of Merger, duly executed by an authorized officer of the Company;

(ii) a certificate, dated as of the Closing Date, signed by an officer of the Company, in form and substance reasonably acceptable to Parent:

(A)	certifying that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) has been satisfied;

(B)	attaching and certifying copies of the resolutions or written consents of the sole director of the Company Board and the Company Stockholders, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the appointment of Steve White and Jason Vedadi as directors of the Company and Managers of the Company’s Subsidiaries such that the Board of Directors of the Company and managers of each of the Subsidiaries at the time of the Closing will be comprised of James Kunevicius, Steve White and Jason Vedadi;

(C)	certifying the name, title and true signature of each officer of the Company executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby;

(D)	attaching a true, correct and complete copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware,

(E)	attaching and certifying By-laws of the Company; and

(F)	attaching a certificate of good standing and legal existence of the Company and the Subsidiaries issued by the Secretary of State of the State of Delaware;

(iii) such other documents as Parent may reasonably request for the purpose of evidencing the accuracy of any of the Company’s or the Company Stockholders’ representations and warranties; evidencing the performance by the Company or the Company Stockholders, or the compliance by Company or the Company Stockholders, in each case as applicable, with any covenant or obligation required to be performed or complied with by the Company or the Company Stockholders; or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b) Parent shall deliver to the Company Stockholders:

(i) the Exchange Shares pursuant to Section 2.06(a) to the Company Stockholders pro rata in accordance with the percentage interests of the applicable Company Stockholders as set forth on Exhibit C (with respect to each such Company Stockholder, such Company Stockholder’s “Applicable Percentage”).

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(c) Parent shall deliver to the Company:

(i) The Articles of Merger, duly executed by an authorized officer of the Merger Sub and Parent;

(ii) a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, in form and substance reasonably acceptable to the Company:

(A)	certifying that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(B)	attaching and certifying copies of the resolutions or written consents of the Parent Board, the Merger Sub Board and Parent as the sole stockholder of Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents;

(C)	certifying the name, title and true signature of each officer of Parent and Merger Sub executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby;

(D)	attaching a true, correct and complete copy of the Certificate of Incorporation of Parent certified by the Secretary of State of the State of Delaware

(E)	attaching and certifying the By-laws of Parent;

(F)	attaching a certificate of good standing issued by the Registrar of Companies for the Province of British Columbia for Parent; and

(G)	attaching a certificate of good standing and legal existence issued by the Secretary of State of the State of Delaware for Merger Sub.

(iii) such other documents as Company may reasonably request for the purpose of evidencing the accuracy of any of the Parent’s or the Merger Sub’s representations and warranties; evidencing the performance by the Parent or Merger Sub, or the compliance by Parent or Merger Sub, in each case as applicable, with any covenant or obligation required to be performed or complied with by the Parent or Merger Sub; or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(d) Company Stockholders shall have complied with their obligations under Section 2.07 regarding delivery of shares of the Company Common Stock and stock powers.

Section 2.11 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The Parties hereto will agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

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Article III

Representations and Warranties of The Company Stockholders and the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company Stockholders and the Company represent and warrant to Parent that the statements contained in this Article III are true and correct.

Section 3.01 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially impair or materially delay the Company’s ability to consummate the Contemplated Transactions. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially impair or materially delay the Company’s ability to consummate the Contemplated Transactions. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The Company has delivered to Parent copies of the Organizational Documents of the Company. The Company is not in default or in violation of any of its Organizational Documents. The Company has not conducted business under and has not otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed or trade name other than the names listed in Section 3.01 of the Disclosure Schedules.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 135,083,663 shares are issued and outstanding. All of the shares of the Company Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company Stockholders, free and clear of all Encumbrances. The capitalization of the Company as set forth on the capitalization table of the Company dated the date hereof and delivered by the Company to Parent via email on the date hereof (the “Company Capitalization Table”) is true, complete and correct in all respects.

(b) All of the shares of the Company Common Stock were issued in compliance with applicable Laws. None of the shares of the Company Common Stock were issued in violation of any agreement, arrangement or commitment to which the Company Stockholders or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person, and no Person has any pre-emptive rights or similar rights to purchase or receive any Equity Securities in the Company.

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(c) There are no outstanding or authorized Derivatives. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of the Company Common Stock.

Section 3.03 Subsidiaries.

The Company owns beneficially and of record all of the issued and outstanding membership interests of each Company Subsidiary and does not own an equity interest in any other corporation, partnership or entity, other than in such Subsidiaries. Each membership interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such membership interest owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. Neither the Company nor any Company Subsidiary have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of the Company on any matter.

Section 3.04 Enforceability and Authority; No Conflicts; Consents.

(a) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by the Company and by the Company Stockholders, as applicable, each Transaction Document will constitute the legal, valid, and binding obligation of the Company and/or the Company Stockholders, as applicable, enforceable against the Company and/or the Company Stockholders, as applicable, in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. The Company and the Company Stockholders have the right, power, authority, and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and each Transaction Document to which it is a party.

(b) Neither the execution and delivery of this Agreement or of any of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or violate (A) any Organizational Document of the Company, or (B) any resolution adopted by the Company Board or the Company Stockholders (or Persons exercising similar authority) of the Company;

(ii) to the Knowledge of the Company, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which the Company or the Company Stockholders, or any assets owned or used by the Company, could be subject (other than California State or Cathedral City cannabis rules and regulations, as to which the Company makes no representation);

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(iii) to the Knowledge of the Company, contravene, conflict with, violate, result in the loss of any benefit to which the Company is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company, except to the extent that the forgoing would not cause a Material Adverse Effect on the Company (other than in connection with California State or Cathedral City cannabis rules and regulations, as to which the Company makes no representation);

(iv) cause Parent or the Company to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect on the Company;

(v) breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which the Company Stockholders or the Company is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on the Company;

(vi) result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by the Company; or

(c) Except (i) for applicable requirements, if any, of the Securities Act and (ii) for the filing and recordation of appropriate merger documents as required by the DGCL, neither the Company Stockholders nor the Company is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, or in order to be able to continue the business of the Company following the Closing in substantially the same manner as conducted prior to the Closing (other than California State or Cathedral City cannabis rules and regulations, as to which the Company makes no representation).

Section 3.05 Interim Balance Sheet; Indebtedness; Accounts Payables. A complete copy of the Company’s unaudited consolidated balance sheet dated January 31, 2019 (the “Interim Balance Sheet Date”) (the “Interim Balance Sheet”) is included in Section 3.05(a) of the Disclosure Schedules. The Interim Balance Sheet is based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, in all material respects; provided that the Company does not represent and warrant that the Interim Balance Sheet are prepared in accordance with GAAP. Attached hereto as Schedule 3.05(b) of the Disclosure Schedules is a complete list of all Indebtedness of the Company as of February 1, 2019 (the “List of Indebtedness”). The List of Indebtedness is true, complete and correct in all material respects, as of such date. Attached hereto as Schedule 3.05(c) of the Disclosure Schedules is a complete list of all of the Company’s accounts payables as of February 1, 2019 (the “List of Accounts Payable”). The List of Accounts Payable is true, complete and correct in all material respects, as of such date. Notwithstanding the foregoing, an increase or decrease in the Liabilities or other increase/decrease of an applicable accounting category in the Interim Balance Sheet, List of Indebtedness and List of Accounts Payable in each case by up to five percent (5%) shall not constitute a breach of this Section 3.05.

Section 3.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable (individually, a “Liability,” and collectively, the “Liabilities”), except those which are adequately reflected or reserved against on the Interim Balance Sheet and/or in the List of Indebtedness or the List of Accounts Payable; provided that an increase in the Liabilities as set forth in the List of Indebtedness or the List of Accounts Payable by an amount of up to [***] shall not constitute a breach of this Section 3.06.

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Section 3.07 Absence of Certain Changes, Events and Conditions. Since the date of February 1, 2019, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock except as provided for in Section 5.03(a);

(c) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business (other than indebtedness that has been or will be converted to equity of the Company prior to the Closing, and other than indebtedness to Parent or an Affiliate of Parent);

(e) transfer, assignment, sale or other disposition of any material amount of assets (other than the sale of inventory in the Ordinary Course of Business) shown or reflected in the Interim Balance Sheet or cancellation of any material debts or material entitlements;

(f) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(g) Except as set forth in Section 3.07(g) of the Disclosure Schedules adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(h) entry into a material new line of business or abandonment or discontinuance of existing material lines of business;

(i) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of US$[***], individually (in the case of a lease, per annum) or US$[***] in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

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(k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(l) Except as set forth in Section 3.07(g) of the Disclosure Schedules action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period.

(m) Notwithstanding the foregoing, an increase in the Indebtedness set forth in the List of Indebtedness or the List of Accounts Payable or other increase/decrease of an applicable accounting category in these schedules in each case by up to [***] shall not constitute a breach of this Section 3.07.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.09(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.11(d) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of US$[***] and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) calendar days’ notice, except Contracts of the Company entered into in the Ordinary Course of Business;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party, and which are not cancellable without penalty or without more than thirty (30) calendar days’ notice;

(vi) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

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(vii) all Contracts with any Governmental Authority to which the Company is a party;

(viii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all Contracts between or among the Company on the one hand and the Company Stockholders or any Affiliate of the Company Stockholders (other than the Company) on the other hand;

(x) all collective bargaining agreements or Contracts with any Union to which the Company is a party.

(xi) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b) Each Material Contract is to the Knowledge of the Company valid and binding on the Company in accordance with its terms and is in full force and effect, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.09 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.09(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Interim Balance Sheet;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Company;

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(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company and the landlord under the lease; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property (each, “Lease” and collectively, the “Leases”). The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The Company has not received notice that the use and operation of the Real Property in the conduct of the Company’s business violates any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Knowledge of the Company, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.10 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the conduct of the Company’s business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as conducted as of the Closing.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of California, including such property that is owned by the Company (the “Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Company Stockholders (the “Licensed Intellectual Property”):

(i) registered state trademarks as set forth on Schedule 3.11 of the Disclosure Schedules; and

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority as set forth on Schedule 3.11 of the Disclosure Schedules.

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(b) Section 3.11(b) of the Disclosure Schedules lists all registrations and/or filings in the State of California relating to Company Intellectual Property (collectively, the “Intellectual Property Registrations”), and internet domain names used in the Company’s current business or operations.

(c) The Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances.

(d) Included in the list of Material Contracts are all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in the Company’s current business or operations, excluding Licensed Intellectual Property which is or was offered to the general public on a non-exclusive basis and was not developed specifically for the Company.

(e) Neither the Company Stockholders nor the Company has received any communication, and no Action has been instituted, settled or threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

Section 3.12 Inventory; Accounts Receivable.

(a) Attached hereto as Schedule 3.12(a) of the Disclosure Schedules is a complete list of all of the Company Cannabis Inventory owned by the Company as of February 1, 2019 (the “Inventory Report”). The Inventory Report is true, complete and correct as of such date and prepared in a manner disclosed to the Buyer.

(b) Attached hereto as Schedule 3.12(b) of the Disclosure Schedules is a complete list of the Company’s Accounts Receivables as of February 1, 2019 (the “Accounts Receivables”). The Accounts Receivables (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) generally constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts or are materially collectible within ninety (90) calendar days after billing.

Section 3.13 RESERVED.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are to the Company’s Knowledge in full force and effect as of the Closing. Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies that has not been made available to Parent. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies are to the Company’s Knowledge valid and binding in accordance with their terms. Except as set forth on Section 3.14 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To the Knowledge of the Company, neither the Company nor any of its Affiliates is in default under or has otherwise failed to comply in any material respect with any provision contained in, any such Insurance Policy.

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Section 3.15 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or threatened in writing (a) against or by the Company affecting any of its properties or assets (or by or against the Company Stockholders or any Affiliate thereof and relating to the Company); or (b) against or by the Company, the Company Stockholders or any Affiliate of the Company Stockholders that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16 Compliance with Laws; Permits.

(a) The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets, other than to the extent failure to comply will not result in a Material Adverse Effect on the Company.

(b) All material Permits that, to the Knowledge of the Company are required for the Company to conduct its business as currently conducted, have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on the Company. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.17 Employee Benefit Matters.

(a) The Company has not in the past and currently does not maintain any pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (, each, a “Benefit Plan”).

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Section 3.18 Employment Matters.

(a) Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet provided to Parent).

(b) The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) To the Knowledge of the Company, there are no Actions against the Company pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.19 Taxes. (a) Except as set forth in Section 3.19 of the Disclosure Schedules: All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed; provided that neither the Company nor any of its subsidiaries has yet filed (nor has the Company or any of its subsidiaries been required to file) any United States federal tax return on the income of the Company or any of its subsidiaries. All Tax Returns that have been filed by the Company are, or will be if filed prior to the Closing Date, true, complete and correct in all material respects; provided that neither the Company nor any Company Stockholder makes any representation with respect to the application of Section 280E of the Code. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid; provided that neither the Company nor any Company Stockholder makes any representations regarding the possible adjustment to or recalculation of Taxes due and owing by the Company for the period prior to the Closing Date from the application of Section 280E of the Code.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law; provided that neither the Company nor any Company Stockholder makes any representations regarding the possible adjustment to or recalculation of Taxes due and owing by the Company for the period prior to the Closing Date from the application of Section 280E of the Code

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(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2018 does not, in the aggregate, exceed the amount accrued for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet; provided that neither the Company nor any Company Stockholder makes any representations regarding the possible adjustment to or recalculation of Taxes due and owing by the Company for the period prior to the Closing Date from the application of Section 280E of the Code. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Interim Balance Sheet shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years); provided that neither the Company nor any Company Stockholder makes any representations regarding the possible adjustment to or recalculation of Taxes due and owing by the Company for the period prior to the Closing Date from the application of Section 280E of the Code.

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g) To the Knowledge of the Company, the Company is not a party to any Action by any taxing authority. To the Knowledge of the Company, there are no pending or threatened Actions by any taxing authority.

(h) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after 2010.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(k) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

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(n) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(o) The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s) The Company is not subject to Tax, is not engaged in business and does not have a permanent establishment in any foreign country. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.20 Books and Records. The books and records, financial and otherwise, of the Company are in all material aspects true and correct. The minute books and stock record books of the Company, all of which have been made available to Parent, are correct in all material respects. The minute books of the Company contain accurate and complete records of actions taken by written consent of, the stockholders, the Company Board and any committees of the Company Board in all material respects. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.21 Investment Representations.

(a) Investment Purpose. As of the Effective Date, each Company Stockholder understands and agrees that the consummation of the Contemplated Transaction including the delivery of the Multiple Voting Shares to the Company Stockholders in exchange for the Company Common Stock constitutes the offer and sale of securities under the Securities Act, applicable state statutes, Canadian Securities Laws and that the Securities are being acquired for the Company Stockholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act. At the time the Company Stockholder was offered the Multiple Voting Shares, it was, and at the date hereof it is, and it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act (an “Accredited Investor”).

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(b) Reliance on Exemptions. Such Company Stockholder understands that the Multiple Voting Shares are being offered and sold to such Company Stockholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws, Canadian Securities Laws and that the Company is relying upon the truth and accuracy of, and the Company Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Company Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Company Stockholder to acquire the Multiple Voting Shares.

(c) Information. Such Company Stockholder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Multiple Voting Shares which have been requested by such Company Stockholder or its advisors. Such Company Stockholder and its advisors, if any, have been afforded the opportunity to ask questions of the Company, including, but not limited to the Parent’s efforts to consummate a Financing Transaction. Such Company Stockholder understands that its investment in the Multiple Voting Shares involves a significant degree of risk.

(d) Governmental Review. Such Company Stockholder understands that no United States federal or state agency or any other Authority has passed upon or made any recommendation or endorsement of the Multiple Voting Shares.

(e) Transfer or Resale. Such Company Stockholder understands that (i) the sale or re-sale of the Multiple Voting Shares have not been and are not being registered under the Securities Act or any applicable state securities Laws, and the Multiple Voting Shares may not be transferred unless (a) the Multiple Voting Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such Company Stockholder shall have delivered to the Company, at the cost of such Company Stockholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Multiple Voting Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Multiple Voting Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such Company Stockholder who agree to sell or otherwise transfer the Multiple Voting Shares only in accordance with this Section 3.21(e) and who is an Accredited Investor, (d) the Multiple Voting Shares are sold pursuant to Rule 144, or (e) the Multiple Voting Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such Company Stockholder shall have delivered to the Company, at the cost of such Company Stockholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Multiple Voting Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Multiple Voting Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Multiple Voting Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Multiple Voting Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

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(f) Each Company Stockholder understands that any certificates representing the Multiple Voting Shares will bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID ACT OR (II) AN OPINION OF COMPANY COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(g) Each Company Stockholder understands that there are restrictions on the ability to resell the Multiple Voting Shares and it is the responsibility of the Company Stockholder to find out what those restrictions are and to comply with them before selling the Multiple Voting Shares.

(h) Each Company Stockholder understands that prior to the issuance of the Exchange Shares, each Company Stockholder does not have any rights as a shareholder of the Parent and thus has no rights to receive notice of shareholder meetings, voting rights, participation rights in the Financing Transaction, dividends or distributions to shareholders of Parent, or proceeds from the Financing Transaction, participation rights in the liquidation, dissolution or winding-up of the Parent, conversion or other rights as shareholder of Parent.

Section 3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions or any other Transaction Document based upon arrangements made by or on behalf of any the Company Stockholders.

Section 3.23 Environmental Compliance and Disclosure.

(a) The Company and each Company Subsidiary possess, and are in compliance with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal Laws and regulations relating to protection of the environment, pollution control, product registration and hazardous materials (“Environmental Laws”) applicable to The Company, each of its Subsidiaries and the Real Property, and the Company, each of its Subsidiaries and the Company Real Property are in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder.

(b) Neither the Company nor any of the Company Subsidiaries has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any similar state or local statute or ordinance from any governmental agency or any third party.

(c) Neither the Company nor any of the Company Subsidiaries has entered into or agreed to, nor does the Company or any of its Subsidiaries contemplate entering into any consent decree or order, and are not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws.

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(d) Neither the Company nor any of the Company Subsidiaries has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its Subsidiaries, its employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any facility, site, area or property (including, without limitation, any facility, site, area or property currently or previously owned or leased by the Company or any of its Subsidiaries) from which any hazardous materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air).

Section 3.24 Full Disclosure. No representation or warranty by the Company or the Company Stockholders in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement contains, to the Knowledge of the Company, any untrue statement of a material fact.

Article IV
Representations and Warranties of Parent

Parent represents and warrants to the Company and the Company Stockholders that the statements contained in this Article IV are true and correct.

Section 4.01 Organization and Authority of Parent and Merger Sub.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia, Canada except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially impair or materially delay the Parent’s ability to consummate the Contemplated Transactions. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions and thereby. The execution and delivery by Parent of this Agreement and any other Transaction Documents to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the Contemplated Transactions and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Company Stockholders) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

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(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially impair or materially delay the Merger Sub’s ability to consummate the Contemplated Transactions. Merger Sub has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Merger Sub is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions and thereby. The execution and delivery by Merger Sub of this Agreement and any other Transaction Documents to which Merger Sub is a party, the performance by Merger Sub of its obligations hereunder and thereunder and the consummation by Merger Sub of the Contemplated Transactions and thereby have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by the Company Stockholders) this Agreement constitutes a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. When each other Transaction Document to which Merger Sub is or will be a party has been duly executed and delivered by Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Merger Sub enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Contemplated Transactions and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles, notice of articles, certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions other than (i) the documents and consents required pursuant to Policy 6 of the CSE, (ii) the applicable requirements, if any, of the Securities Act, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL. Parent has provided to the Company true and complete copies of the Organizational Document of Parent and Merger Sub as in effect as of the Effective Date. Neither Parent nor Merger Sub is in default or in violation of any of its Organizational Documents.

Section 4.03 Parent and Merger Sub Capitalization.

(a) As of February 7, 2019, the authorized share capital of Parent consists of an unlimited number of subordinate voting shares (“Subordinate Voting Shares”), an unlimited number of multiple voting shares (“Multiple Voting Shares”), and an unlimited number of super voting shares (“Super Voting Shares”) and an unlimited number of preferred shares, issuable in series (the “Preferred Shares”) (collectively, the “Parent Capital Stock”), of which the following shares are issued and outstanding: 67,518,334 shares of Subordinate Voting Shares, 2,148,353 shares of Multiple Voting Shares, 2,000,000 shares of Super Voting Shares and nil Preferred Shares. The Parent Capital Stock has the attributes set out in the Amended and Restated Listing Statement of the Buyer dated November 14, 2018 (the “Listing Statement”).

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(b) Immediately after the Closing the Merger Consideration and all other issued and outstanding share capital of Parent will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(c) Upon consummation of the Contemplated Transactions, the Company Stockholders shall own all of the Merger Consideration payable in accordance with Section 2.06 if and when paid, free and clear of all Encumbrances.

(d) The authorized, issued and outstanding share capital of Merger Sub consists of 1,000 shares of common stock, par value of $0.01 per share, of which one share is issued and outstanding and is owned by Parent, and 100 shares of preferred stock, par value of $0.01 per share, of which no shares are issued and outstanding.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, other than as reflected in the Transaction Documents.

Section 4.05 Interim Balance Sheet and Liabilities. The financial statements regarding the Parent as filed with the CSE are true and correct in all material respects and fairly present the financial condition of the Parent as of the respective dates they were prepared. Parent has no any Liabilities, including but not limited to contractual commitments, service agreements, notes payable and accounts payable, except (a) those which are adequately reflected or reserved against in the financial statements referenced herein and (b) those which have been incurred in the Ordinary Course of Business since the date of the financial statements referenced herein and which are not, individually or in the aggregate, material in amount.

Section 4.06 Compliance with Laws, Etc.

(a) Parent and Merger Sub have complied with all applicable federal and state securities laws and regulations, including being current in all of Parent’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and neither Parent nor Merger Sub is in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

(b) No order suspending the effectiveness of any registration statement of Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to Parent’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

(c) Neither Parent nor Merger Sub is and has not been, and the past and present officers, directors and affiliates of Parent and Merger Sub are not and have not, been the subject of, nor does any officer or director of Parent or Merger Sub have any reason to believe that Parent or Merger Sub or any of their respective officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

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(d) Neither Parent nor Merger Sub has, and the past and present officers, directors and affiliates of Parent and Merger Sub have not, been the subject of, nor does any officer or director of Parent or Merger Sub have any reason to believe that Parent or Merger Sub or any of their respective officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 4.07 Securities Law. The Subordinate Voting Shares issuable upon conversion of the Exchange Shares (which conversion may occur at any time upon the election of the holder of the Exchange Shares from and after the Closing Date as described in the Listing Statement) will be issued pursuant to the exemption from the prospectus requirement of applicable securities Laws in Canada set forth in 2.11 of National Instrument 45-106 and are not subject to any contractual lockup arrangement with Parent.

Article V

Covenants

Section 5.01 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Company or the Company Stockholders prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Parent shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of the Company Stockholders reasonable access (including the right to make, at the Company Stockholders’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.07.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Parent or the Company after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, the Company Stockholders shall:

(i) retain the books and records (including personnel files) of the Company Stockholders which relate to the Company and its operations for periods prior to the Closing; and

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(ii) upon reasonable notice, afford the Representatives of Parent or the Company reasonable access (including the right to make, at Parent’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.07.

(c) Neither Parent nor the Company Stockholders shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.01 where such access would violate any Law.

Section 5.02 Company’s and Company Stockholders’ Affirmative Covenants. Between the date of this Agreement and the Closing Date, the Company shall, the Company Stockholders shall, and shall cause the Company to:

(a) unless otherwise agreed to by the Parent, conduct the business of the Company in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of the Company, preserve intact the current business organization of the Company, and user commercially reasonable efforts to maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with the Company;

(b) provide Parent and its Representatives and agents reasonable access to the books and financial records of the Company at any time during normal business hours prior to the Closing Date, at Parent’s sole cost and expense, to perform any inspections or evaluations and, upon receiving from the Company reasonable advance notice, observe any meetings of management of the Company and its boards of directors which Parent reasonably deems necessary or appropriate, other than any such meetings or portions thereof which relate to this Agreement or Contemplated Transactions;

(c) furnish to Parent true, correct and complete copies of all records, documentation and other information in its possession as Parent may reasonably request concerning the Company or the Company Common Stock;

(d) use commercially reasonable efforts to cause all Contracts to which the Company is a party to be performed to the extent required to be performed as of the Closing Date in full;

(e) cooperate with Parent with respect to all filings, permits or consents that Parent is required by Requirements of Law or other Persons to make or obtain in connection with the Contemplated Transactions; and.; and

(f) provide notice to Parent as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of the Company;

(g) between the Effective Date and the Closing Date or the earlier termination of this Agreement in accordance with its terms, use commercially reasonable efforts to cause the conditions precedent in Article VI to be satisfied.

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Section 5.03 Parent’s Affirmative Covenants. Parent shall:

(a) upon execution of this Agreement, commit to provide liquidity to the Company in an the following amounts to meet the working capital requirements of the Company (including the immediate repayment of Indebtedness of the Company set forth on the List of Indebtedness delivered by the Company as contemplated by Section 3.05 that are payable on demand and including the amounts set forth on Schedule 5.03(a)), in each case pursuant to an unsecured promissory note with a maturity date of 180 days after the date of issuance of such note which shall bear simple annual interest at a rate of 4.0% and which loan shall be convertible at the option of the Company into common stock of the Company on a fully diluted basis at a pre-conversion enterprise value of the Company equal to US$175.0 million (the “Promissory Note”) (together with all other amounts previously advanced by Parent or Parent’s Affiliate to the Company may be convertible by Parent into the Company’s common stock at a pre-conversion enterprise value of the Company equal to US$100.0 million) in the event this Agreement is terminated prior to the Closing:

(i) US$6,261,500.00 within two business days of execution of this Agreement;

(ii) US$2,437,500.00 on or prior to February 26, 2019;

(iii) US$2,837,500.00 on or prior to March 12, 2019; and

(iv) US$2,962,500.00 on or prior to March 26, 2019;

The Parent and the Company will agree on the uses of the working capital funds for the purposes set forth on the 2019-02-13 Falcon Use of Funds attached hereto as Schedule 5.03(a)(i).

(b) cause to be paid by or on behalf of the Company as payment of a previously declared (and agreed upon with Parent) dividend to the Company Stockholders arising prior to the Closing of US$[***] (the “Permitted Dividend Amount”), which Permitted Dividend Amount shall be guaranteed by the Parent and paid pro rata to the Company Stockholders in accordance with their Applicable Percentages as follows: (i) US$[***] which amount shall be retained by the Company for a period of 12 months following the Closing Date as a reserve against payment of any Taxes due by the Company for the period prior to January 1, 2019 and any Action and all Losses incurred or suffered by the Company, the Parent, their affiliates and their respective officers, directors, employees and agents or any of them arising from, in connection with or as a result of a breach of any representation by the Company or the Company Stockholders as provided for in Section 8.02 (the “Indemnity Holdback”); provided that any amounts not paid from the Indemnity Holdback pursuant to Section 8.02 (the “Indemnity Holdback Excess”) shall be distributed to the Company Shareholders in cash or by the issuance of Multiple Voting Shares of the Parent in settlement of the dividend approved by the Company on or prior to first anniversary of the Closing Date; and (ii) the US$[***] balance of the Permitted Dividend Amount shall be paid at the option of the Parent either in cash or by the issuance of Multiple Voting Shares of the Parent on the Closing Date, with the number of such shares being computed using the formula set forth in Section 2.06(a) and substituting the amount of US$[***] for the Merger Consideration in Sections 2.06(a)(i). Parent further agrees to take all other action reasonably necessary to facilitate payment of the Permitted Dividend as required hereunder;

(c) use best efforts on behalf of the Parent and the Company to cause the Parent or its subsidiary (which, if the Closing has occurred, may be the Company and/or the Canyon Subsidiaries and in any case such lease will be guaranteed by Parent) to enter into a lease with or otherwise to satisfy the Canyon Site Landlord, within ninety (90) days of the Effective Date; provided that in the event the Canyon Site Landlord has not consented to such a lease with the Parent, the Company and/or the Canyon Subsidiaries in the Canyon Site Landlord’s sole discretion on the date that is ninety (90) days following the Effective Date, Parent will cause the Company and/or Falcon California, Inc., the Company’s wholly-owned subsidiary (or, if the Closing has not yet occurred, Parent will consent to any action on the part of the Company) to transfer to Elemental Concepts, LLC fifty percent (50%) and to Compass Point, LLC fifty percent (50%) of the outstanding membership interests of each of the Canyon Subsidiaries for the aggregate purchase price of one dollar (US$1.00), and Parent further will on such date pay to Elemental Concepts, LLC and to Compass Point, LLC each US$875,000.00 (for an aggregate total of US$1,750,000.00), so long as the Closing has occurred. In addition, the Canyon Site Landlord and Edlin Kim shall have entered into release agreements releasing the Parent and its Affiliates (which, if the Closing has occurred, shall include the Company and its subsidiaries) from any and all Losses as a result of any lease or other obligation related to the premises located at 67-555 E. Palm Canyon Drive in Cathedral City, California.

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Section 5.04 Confidentiality.

(a) From and after the Effective Date, each the Company and the Company Stockholders shall, and shall cause each of their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Company or the Company Stockholders, as applicable, can show that such information (a) is generally available to and known by the public through no fault of the Company or the Company Stockholders, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by the Company or the Company Stockholders, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by Parent or its Affiliates. If the Company, the Company Stockholders or any of their respective Affiliates or their respective Representatives are compelled to disclose any information referenced in this Section 5.04(a) by judicial or administrative process or by other requirements of Law, the Company or the Company Stockholders, as applicable, shall promptly notify Parent in writing and shall disclose only that portion of such information which the Company or the Company Stockholders, as applicable, is advised by its counsel in writing is legally required to be disclosed, provided that the Company or the Company Stockholders, as applicable, shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) From and after the Closing, Parent shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company and the Company Stockholders, except to the extent that Parent can show that such information (a) is generally available to and known by the public through no fault of Parent, or any of its Affiliates or Representatives; (b) is lawfully acquired by Parent or any of its Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by the Company Stockholders or his Affiliates; or (d) is required to be disclosed by applicable law or the Policies of the CSE. If Parent or its Affiliates or Representatives are compelled to disclose any information referenced in this Section 5.04(b) by judicial or administrative process or by other requirements of Law, Parent shall promptly notify the Company in writing and shall disclose only that portion of such information which Parent is advised by its counsel in writing is legally required to be disclosed, provided that Parent shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.05 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Tax Covenants.

(a) Without the prior written consent of Parent, the Company shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Company in respect of any Post-Closing Tax Period. The Company and the Company Stockholders agree that Parent is to have no liability for any Tax resulting from any action of the Company Stockholders, their Affiliates or any of their respective Representatives or, prior to the Closing, the Company, and agree to indemnify and hold harmless Parent (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Company or Parent when due. The Company or Parent shall, at its expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Company Stockholders shall cooperate with respect thereto as necessary).

(c) The Company and Parent shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Parent to the Company Stockholders (together with schedules, statements and, to the extent requested by the Company Stockholders, supporting documentation) at least forty-five (45) calendar days prior to the due date (including extensions) of such Tax Return. If the Company Stockholders objects to any item on any such Tax Return, the Company Stockholders shall, within ten (10) calendar days after delivery of such Tax Return, notify Parent in writing that the Company Stockholders so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Company Stockholders shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Company Stockholders are unable to reach such agreement within ten (10) calendar days after receipt by Parent of such notice, the disputed items shall be resolved by a nationally recognized accounting firm jointly selected by Parent and the Company Stockholders (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. In the event that Parent and the Company Stockholders cannot agree on the identity of an Accounting Referee within ten (10) days of the commencement on such efforts to agree, each of Parent and the Company Stockholders shall select one party meeting the requirements of an “Accounting Referee” above, and those two parties shall jointly select the party who shall act as the Accounting Referee. The Accounting Referee shall resolve any disputed items within twenty (20) calendar days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and the Company Stockholders. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Parent. The Company and/or Parent shall be solely liable with respect to any Taxes owed by the Company and its subsidiaries from and after January 1, 2019 , and the Company and Parent shall jointly and severally indemnify, defend and hold harmless the Company Stockholders (both in their capacity as Company Stockholders and as former members of certain of the Company’s subsidiaries) from and against any and all such liability for Taxes, including without limitation any liability that may arise due to the application of Section 280E of the Code (whether in connection with the preparation of a Tax Return or any audit relating to any such period). The Company Stockholders shall be jointly and severally liable with respect to any Taxes owed by the Company and its subsidiaries for the period prior to January 1, 2019 , and the Company Stockholders shall jointly and severally indemnify, defend and hold harmless the Company and the Parent from and against any and all such liability for such Taxes, including without limitation any liability that may arise due to the application of Section 280E of the Code (whether in connection with the preparation of a Tax Return or any audit relating to any such period).

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Section 5.07 Cooperation and Exchange of Information. The Company Stockholder and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to Section 5.06 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Company Stockholders and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Company Stockholders or Parent (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

Section 5.08 Employment Agreements. Effective February 11, 2019, the Parent or an affiliate of Parent shall enter into a consulting services agreement with an affiliate of James Kunevicius and employment agreements with each of Edlin Kim, Mark Malatesta, Ryan Rezaie and Jason Rezaie, in each case on the business terms previously presented to the Company with such other terms and conditions reasonably requested by Parent. All obligations under the agreements provided for in this Section shall be guaranteed by the Parent.

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Section 5.09 Further Assurances; Breakup Fee.

(a) Upon the terms and subject to the conditions of this Agreement, each of Parent and the Company shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement as promptly as practicable. In furtherance and not in limitation of the foregoing, the Company and Parent shall act promptly, diligently and use their reasonable best efforts, and shall cooperate with each other, in attempting to obtain or make, or causing to be obtained or made, any consents, approvals, authorizations or waivers or filings or notifications, in form and substance reasonably satisfactory to both parties, of, with or to any Governmental Authority required to be obtained or made by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 6.01 and Section 6.02. In furtherance and not in limitation of the foregoing, to the extent permitted by applicable Law, each of Parent and the Company shall keep each other informed in all respects of any substantive communication or material filings or notifications received from or made with any Governmental Authority, permit the other to review and consider in good faith any views or requests of the other on any substantive communication or material filings or notifications to be made with any Governmental Authority and consult with the other in advance of and provide the other with the reasonable opportunity to attend and participate in any substantive discussion, meeting or other conference with any Governmental Authority in connection with this Agreement and any of the transactions contemplated hereby. If either Parent or the Company or any of its respective Affiliates receives a request for documentation or information from any Governmental Authority in connection with this Agreement or any of the transactions contemplated hereby, then it shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Law, after consultation with the other, an appropriate response in compliance with such request.

(b) In furtherance and not in limitation of the Parent’s obligations set forth in clause (a), above, the Parent agrees that it shall seek the CSE’s informal non-binding approval of the transactions contemplated by this Agreement (including without limitation the issuance of the Exchange Shares in accordance with Section 2.06) (the “CSE Approval”) promptly following the Effective Date. In the event Parent is unable to obtain the CSE Approval within 10 days of the Effective Date, Parent shall have the option of (i) terminating this Agreement upon providing the Company with written notice within such time period without any obligation to pay any Termination Fee, cost or other expense of the Company or a Company Stockholder, or (ii) use commercially reasonable efforts, along with the commercially reasonable efforts of the Company and the Company Stockholders, to seek to remedy any objections of the CSE and proceed with the Merger. In the event, however, the CSE fails to approve the issuance of the Exchange Shares prior to the Termination Date, and the Parent fails to close as a result thereof, the Parent shall be obligated to pay the Company the Termination Fee. To the extent not filed prior to the date hereof, Parent and the Company shall cooperate with each other and shall use their reasonable best efforts to file any required forms or notices with respect to the transactions contemplated by this Agreement with the CSE as soon as practicable following the date hereof.

(c) In the event that this Agreement is terminated pursuant to Section 7.03(d), Parent will pay to the Company as liquidated damages US$[***] (the “Termination Fee”) by wire transfer of immediately available funds within ten (10) business days after such termination. Parent shall have the right, however, to extend the Termination Date to the later of (i) March 31, 2019 or (ii) May 31, 2019 if Parent has publicly announced prior to March 31, 2019 that it intends to enter into a Financing Transaction. In order to extend the Termination Date, Parent shall provide written notice to the Company prior to the Termination Date (the “Extension Notice”). If Parent elects to extend the Termination Date by providing the Termination Notice, the Termination Fee shall be increased to $[***]. Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or a willful and material breach of this Agreement, in the event that the Termination Fee becomes payable, then payment to Company of the Termination Fee shall be the Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent and Merger Sub and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Termination Fee no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

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Article VI

Conditions to Closing

Section 6.01 Conditions to Parent’s and Merger Sub’s Obligations to Close. The obligations of Parent and Merger Sub to consummate the Contemplated Transactions shall be subject to the fulfillment or written waiver by Parent, in its sole discretion, on or prior to the Closing Date, of each of the following conditions:

(a) All of the representations and warranties of the Company and the Company Stockholders contained in this Agreement shall be true and correct in all material respects, other than Section 3.02 (Capitalization), which shall be true and correct in its entirety in all respects (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b) Each of the Company Stockholders and the Company shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by the Company Stockholders or the Company under this Agreement at or prior to the Closing Date.

(c) No action, proceeding, claim or litigation shall have been commenced by (or by any third party before) any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

(d) The Company shall have delivered to Parent the executed certificates, instruments and items required by Section 2.10(a).

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(e) There must not have been commenced by any Person any Proceeding asserting that such Person (a) is the holder or the beneficial owner of or has the right to acquire or to obtain beneficial ownership of, any of the Company Common Stock, or (b) is entitled to all or any portion of the Merger Consideration.

(f) The Company shall have delivered to Parent the Inventory Report and the Accounts Receivables Report, Accounts Payables Report and a schedule of all Indebtedness of the Company outstanding as of February 1, 2019.

(g) The Parent shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by the Parent in its commercially reasonable judgment in order to consummate the Contemplated Transactions including, but not limited to approval from the CSE.

(h) The Company Stockholders shall have executed joinder to this Agreement agreeing to become parties hereto.

Section 6.02 Conditions to Company’s and Company Stockholders’ Obligations to Close. The obligations of the Company and the Company Stockholders to consummate the Contemplated Transactions, shall be subject to the fulfillment or written waiver by the Company Stockholders, in its sole discretion, (which determination shall be binding on each of the Company Stockholders and the Company), on or prior to the Closing Date, of each of the following conditions:

(a) All of the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, other than Section 4.03 (Parent and Merger Sub Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b) The Parent and Merger Sub shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by the Parent or Merger Sub under this Agreement at or prior to the Closing Date.

(c) No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

(d) The Parent shall have delivered to the Company Stockholders the items required by Section 2.10(b) and shall have delivered to the Company the items required by Section 2.10(c).

Article VII
Default and Termination

Section 7.01 Default by Parent. If Parent fails to perform any of its material obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by Parent, then Parent shall be in default hereunder (such event, a “Parent Default”). In the event of a Parent Default, the Company, on behalf of the Company and the Company Stockholders, shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 9.12 or (2) to terminate this Agreement pursuant to Section 7.03(d). This provision shall be in addition to the Company’s and the Company Stockholders’ remedies under Section 8.03.

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Section 7.02 Default by the Company or the Company Stockholders.

(a) If the Company, the Company Stockholders, or the Company Stockholders’ Representative, fails to perform any of their respective material obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company or the Company Stockholders set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by the Company Stockholders, then the Company and the Company Stockholders shall be in default hereunder (such event, subject to Section 7.02(b), a “Company Party Default”). In the event of a Company Party Default, Parent shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 9.12 or (2) to terminate this Agreement pursuant to Section 7.03(c). This provision shall be in addition to Parent’s remedies under Section 8.02.

(b) Any of the following events or circumstances, standing alone, will not constitute a Company Party Default:

(i) the failure of any of the Closing conditions stated in Section 6.01 to occur or to be satisfied;

(ii) the failure of the Company or the Company Stockholders to obtain any third-party consent required to render the representation and warranty in Section 3.04(c) true and correct; or

(iii) the failure of the Company to make the Closing deliveries described in Section 2.10(a).

(c) For clarity, any state of facts that constitutes a Company Party Default under a provision of this Agreement other than the provisions referenced in Section 7.02(b)(i), Section 7.02(b)(ii) and Section 7.02(b)(iii) will constitute a Company Party Default notwithstanding Section 7.02(b).

Section 7.03 Termination. This Agreement may be terminated at any time before the Closing Date, as follows:

(a) by mutual written consent of the Company, the Company Stockholders and the Parent;

(b) by any of the Parent, the Company or the Company Stockholders, upon written notice to the other Parties, if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

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(c) by Parent, upon written notice to the Company and the Company Stockholders, if there shall have been a material Company Party Default;

(d) by the Company, upon written notice to Parent and the Company Stockholders, if there shall have been a material Parent Default;

(e) by either the Company or Parent if the Closing has not occurred by February 28, 2019 (the “Termination Date”), unless the Termination Date has been extended by the Parent to March 31, 2019 or May 31, 2019 as provided for in Section 5.09(c), provided, however, that the right to terminate this Agreement under this Section 7.03(e) shall not be available to (i) the Company if, as of such time, Parent has the right to terminate this Agreement pursuant to Section 7.03(c) or in the event that the failure of the Closing to so occur was caused by the Company or the Company Stockholders; or (ii) Parent if, as of such time, the Company has the right to terminate this Agreement pursuant to Section 7.03(d) or in the event that the failure of the Closing to so occur was caused by Parent or Merger Sub.

Section 7.04 Termination Costs. If this Agreement is terminated by Parent, the Company or the Company Stockholders pursuant to Section 7.03(c)(e), then all parties shall bear their own out of pocket costs incurred with respect to the Contemplated Transactions, other than as set forth in Section 8.02 and Section 8.03. If this Agreement is terminated by Parent pursuant to Section 7.03(c), then the Company shall bear the out of pocket costs incurred with respect to the Contemplated Transactions by all of the Parties. If this Agreement is terminated by the Company or the Company Stockholders pursuant to Section 7.03(c), then Parent shall promptly pay the Termination Fee.

Section 7.05 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement (other than this Article VII, Article VIII and Article IX) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

Article VIII
Indemnification and Liability Limitations

Section 8.01 Survival; Limitations

(a) Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Parent, Merger Sub, the Company and the Company Stockholders contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months after the Closing Date; provided, that the Company Surviving Representations and the Parent’s Surviving Representations, as defined below, shall survive the Closing for a period equal to the lesser of the applicable statute of limitations for third party claims relating to such representations or five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived. The representations and warranties of the Company and the Company Stockholders contained in the following sections are “Company Surviving Representations”: Section 3.01 (Organization, Authority and Qualification of the Company), Section 3.02 (Capitalization), Section 3.03 (Subsidiaries), Section 3.04 (Enforceability and Authority; No Conflicts; Consents.) and Section 3.19 (Taxes). The representations and warranties of Parent contained in the following sections are “Parent’s Surviving Representations”: Section 4.01 (Organization and Authority of Parent and Merger Sub), Section 4.02 (No Conflicts, Consents) and Section 4.06 (Compliance with Laws, Etc.).

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(b) Covenants. All covenants and agreements of the Parties contained herein which, by their terms, are to survive the Closing shall continue in force and effect for the applicable statute of limitations. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c) Limitations. Any claim arising out of or in connection with this Agreement must be brought, if at all, within the lesser of (i) the applicable statute of limitations relating to such claim or (ii) five years after the Closing Date, or within such shorter period as may be expressly specified herein with respect to a particular claim, or it will be deemed waived and released.

Section 8.02 Indemnification by the Company Stockholders. Subject to the other terms and conditions of this Article VIII, if the Closing occurs, the Company Stockholders hereby agree to indemnify Parent and Parent’s Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and agrees to hold each of the Parent Indemnitees harmless from and against, and agree to pay and reimburse each of the Parent Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or the Company Stockholders contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of the Company or the Company Stockholders pursuant to this Agreement or pursuant to any Transaction Document, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company Stockholders pursuant to this Agreement or pursuant to any Transaction Document;

(c) (i) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date;

(d) any violation by the Company Stockholders or the Company of any applicable Laws or Governmental Orders or any other matters relating to or in connection with the conduct or operation of the Business prior to the Closing Date; or

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(e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with any of the Company Stockholders or the Company (or any Person acting on their behalf) in connection with any Contemplated Transaction.

The indemnification obligations of the Company Stockholders hereunder shall be several but not joint; provided that the Parent Indemnitees shall be permitted to recover one half of all Losses (subject to the limitations set forth in Section 8.06, below) from each of the Company Major Stockholders. To the extent either or both of the Company Major Stockholders indemnifies Parent Indemnitees in an amount in excess of their Applicable Percentages of amounts required to be indemnified by the Company Stockholders hereunder, the Company Stockholders other than the Company Major Stockholders shall indemnify pay over to the Company Major Stockholders forthwith such Company Stockholder’s Applicable Percentage of the amount required to be indemnified by the Company Stockholders hereunder.

Section 8.03 Indemnification by Parent. Subject to the other terms and conditions of this Article VIII, if the Closing occurs, Parent hereby agrees to indemnify the Company Stockholders and Company Stockholders’ Affiliates and their respective Representatives (collectively, the “Shareholder’s Indemnitees”) against, and agrees to hold each of the Shareholder’s Indemnitees harmless from and against, and agrees to pay and reimburse each of the Shareholder’s Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder’s Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement;

(c) (i) all Taxes of the Parent or relating to the business of the Parent for all Post-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Parent (or any predecessor of the Parent) is or was a member following the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Parent arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring on or after the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith;

(d) all Taxes of the Company and/or any subsidiaries of the Company or relating to the business of the Company and/or its subsidiaries from January 1, 2019;

(e) any violation by Parent or Merger Sub of any applicable Laws or Governmental Orders in connection with the conduct of the Business on or following the Closing Date; or

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(f) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with any of the Parent or Merger Sub (or any Person acting on either of their behalf) in connection with any Contemplated Transaction.

Section 8.04 Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Company Stockholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Indemnified Party, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within five calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

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Section 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

Section 8.06 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Company Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of fraud, intentional misrepresentation, or any inaccuracy in or breach of any of the Company Surviving Representations (the “Parent’s Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Parent’s Basket Exclusions) exceeds $[***], in which event the Company Stockholders shall be required to pay or be liable for all such Losses in excess of such amount.

(b) Parent shall not be liable to the Company Stockholders Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Parent’s Surviving Representations (the “Company Stockholders’ Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Company Stockholders’ Basket Exclusions) exceeds $[***], in which event Parent shall be required to pay or be liable for all such Losses in excess of such amount.

(c) The Parties acknowledge and agree that the maximum liability of the Company Stockholders, on the one hand, and the Parent, on the other hand, for indemnification pursuant to this Article VIII shall be the sum of $[***] (the “Cap”), and neither the Parent, on the one hand, nor the Company Stockholders, on the other hand, shall have any liability to the other in excess of the Cap. Notwithstanding the Cap, with respect to any Losses arising out of fraud and intentional misrepresentation, the Company Surviving Representations, taxes owed by the Company with respect to periods ending prior to the Closing and/or the invalidity of licenses or permits to conduct the Company’s business as a result of the Merger (each, a “Fundamental Representation”), the Cap shall be equal to the Merger Consideration plus the amount of any loans by Parent to the Company that were forgiven on the Closing Date.

(d) All liabilities and obligations of the Company Stockholders that may arise under Section 8.02(a) (“Parent Indemnification Liabilities”), if any, will be satisfied and paid from the Indemnity Holdback and any such Losses in excess of that amount shall be paid for by the Company Stockholders up to the amount of the Merger Consideration but deferred until such time as the Exchange Shares issued to the Company Stockholders on the Closing Date are freely tradeable on the CSE or the principal securities exchange or trading market where such security is listed or traded if such security is not listed or traded on the CSE without volume limitation.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

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Section 8.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Contemplated Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Contemplated Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Contemplated Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

Section 8.10 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Contemplated Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Article IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

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If to the Company or the Company Stockholders, to the Company Stockholders, at:

c/o Falcon International Corp.

360 E. 1st Street, Unit 579

Tustin, CA 92780

Attn: James Kunevicius

Email: jimkune@gmail.com

With a copy, which shall not constitute notice, to:

Greenspoon Marder LLP

1875 Century Park East, Suite 1850

Los Angeles, California 90067

Attn.: Sander C. Zagzebski

Email: sander.zagzebski@gmlaw.com

If to Parent or Merger Sub:

Harvest Health & Recreation, Inc.

1155 W. Rio Salado Parkway, Suite 201

Tempe, AZ 85281

Attn: Sean Berberian, Secretary and General Counsel

Email: sean@harvestinc.com

Section 9.03 Construction; Incorporation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be incorporated into, and construed with and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision herein is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parent, Merger Sub, the Company and the Company Stockholders. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by such Party or the Company Stockholders. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Dispute Resolution.

(a) If there is any dispute or controversy relating to this Agreement or any of the Contemplated Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 9.10, provided that any Disputes relating to any tax Return shall be resolved as set forth in Section 5.06(c).

(b) The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 9.10, the Company Stockholders shall have the power to act for and to bind the Company and Parent shall have the power to act for and to bind Merger Sub. If the Company, the Company Stockholders and the Parent are not able to resolve the Dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 9.10.

(c) Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Company and the Parent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to the Parent and the Company Stockholders, such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 9.10, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

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(d) The arbitration shall be conducted in Los Angeles, California.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) SUBJECT TO Section 9.10, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN MARICOPA COUNTY, ARIZONA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

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Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that Parent does not terminate this Agreement pursuant to Section 7.03(c), Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Parent is entitled at law or in equity; and (ii) provided that the Company does not terminate this Agreement pursuant to Section 7.03(d), the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which the Company is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

HARVEST HEALTH & RECREATION, INC.

By:	/s/ Steve Gutterman
Name:	Steve Gutterman
Title:	President

HARVEST CALIFORNIA ACQUISITION CORP.

By:	/s/ Steve Gutterman
Name:	Steve Gutterman
Title:	President

FALCON INTERNATIONAL CORP.

By:	/s/ James Kunevicius
Name:	James Kunevicius
Title:	Chief Executive Officer

COMPANY STOCKHOLDERS:

Kane Concepts, LLC

By:	/s/ James Kunevicius
Name:	James Kunevicius

MK Point, LLC

By:	/s/ Edlin Kim
Name:	Edlin Kim

Rhino Group, LLC

By:	/s/ Ryan Rezaie
Name:	Ryan Rezaie

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Grey Ghost Services, LLC

By:	/s/ Mark Malatesta
Name:	Mark Malatesta

BAM668, LLC

By:	/s/ Michael Kelly
Name:	Michael Kelly

Cannoisseur Capital, LLC

By:	/s/ Edward Wong
Name:	Edward Wong

Swoish Family Trust

By:	/s/ David Swoish
Name:	David Swoish, Trustee

Betterworld Ventures, LLC

By:	/s/ Paul Garrett
Name:	Paul Garrett

/s/ Albert Kim
Albert Kim, an individual

/s/ Johnny Nasori
Johnny Nasori, an individual

/s/ Noah Novello
Noah Novello, an individual

/s/ Brian Brown
Brian Brown, an individual

/s/ Danielle Brown
Danielle Brown, an individual

/s/ David Mitchell
David Mitchell, an individual

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Exhibit A

COUNTERPART SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

The undersigned, desiring to become a party as a Seller to that certain Agreement and Plan of Merger and Reorganization (together with the Exhibits, Schedules and attachments thereto, the “Agreement”) dated as of [____], 2019, by and among (i) HARVEST HEALTH & RECREATION, INC., a corporation organized under the laws of British Columbia, Canada (“Parent”), (ii) Harvest California Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Falcon International Corp., a Delaware corporation (the “Company”), and (iv) each of the Stockholders of the Company, hereby acknowledges receipt of, and the opportunity to review, the Agreement and agrees to be bound by all of the provisions thereof as a party thereto as a Company Stockholder, and, by executing this Counterpart Signature Page to Agreement, hereby accepts, adopts and agrees to all terms, conditions and representations set forth in the Agreement and hereby authorizes this Counterpart Signature Page to Agreement to be attached to and become part of the Agreement. Terms used herein without definition shall have the meaning ascribed to them in the Agreement.

Executed under seal as of this ____ day of ____, 2019.

SHAREHOLDER _______________________________

Number of Shares of Falcon International Corp. Stock owned: ________________

Signature if Shareholder is an Individual or Shares are Held Jointly:

Signature:____________________________________________

Name:______________________________________________

Signature:____________________________________________

Name:______________________________________________

Signature if Shareholder is a Corporation, Partnership, Trust or Other Entity:

Name of Shareholder:__________________________________

Signature:____________________________________________

Name:______________________________________________

Title or Representative

Capacity, if applicable:_________________________________

Address for Notices:

_______________________________

_______________________________

_______________________________

Email:__________________________

EXHIBIT B

EXHIBIT C

Applicable Percentages of Company Stockholders:

[***]	37.584652869%
[***]	37.578011140%
[***]	0.336972650%
[***]	0.598538503%
[***]	1.346590426%
[***]	9.177315030%
[***]	5.509856078%
[***]	1.437607668%
[***]	1.176858513%
[***]	0.959232614%
[***]	1.918465228%
[***]	0.095923261%
[***]	0.335731415%
[***]	1.207494005%
[***]	0.736750600%
100.000000000%